Exhibit 10.2

Carbon Natural Gas Company

Annual Incentive Plan

2015

Carbon Natural Gas Company

2015 Annual Incentive Plan

Plan Objectives

The Annual Incentive Plan (the “Plan”) is designed to meet the following objectives:

●	Provide an annual incentive plan that is performance driven and focused on objectives that are critical to the success of Carbon Natural Gas Company and the creation of value for shareholders.

●	Offer competitive cash compensation opportunities to employees.

●	Reward outstanding achievement.

●	Recruit and retain key employees.

Plan Outline

The Plan provides for Annual Incentive Awards which will be determined on the basis of the Company’s results on Financial and Operating Performance Measures.

Thirty percent of the Incentive Award will be based on Financial and Operating Performance Measures selected by the Board of Directors.

Seventy percent of the Incentive Award will be a Discretionary Award based upon discretion of the Board of Directors.

The Plan period is from January 1, 2015 to December 31, 2015.

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Carbon Natural Gas Company

2015 Annual Incentive Plan

Performance Objective Measures and Weighting

The Board of Directors will establish the Financial and Operating Performance Measures, the Threshold, Target and Outstanding performance levels and the weighting for each Performance Measure.

The Financial and Operating Performance Measures and Targets for the 2015 Annual Incentive Plan are set forth below:

Performance Measure

	Weighting	Threshold	Target	Outstanding

Lease Operating Expense $ / unit of Production	33%	$1.10	$.87	$.74

General & Administrative Expenses	33%	$5,700,000	$5,400,000	$5,100,000

Debt / EBITDA Ratio	33%	2.2	1.6	0.9

Total of Performance Measures	100%

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Carbon Natural Gas Company

2015 Annual Incentive Plan

Board of Directors Discretionary Component – Weighting 70% of Award

Notable achievements not reflected in the Performance Measures component of the Plan Award.

Range of Board Discretionary Incentive Award	0% - 200%

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Carbon Natural Gas Company

2015 Annual Incentive Plan

Plan Administration

The Plan will be administered by the Compensation, Nominating and Governance Committee and the Chief Executive Officer (for all positions except his own). The Chief Financial Officer will verify the performance calculation for the financial and operating measures in consultation with the President, who shall be responsible for the estimation of the Company’s oil and gas reserves.

The CEO will establish the Incentive Award Pool for the non-officer employees and will allocate Incentive Awards to the Pool Participants.

The Board cannot increase payout amounts above the outstanding level under performance categories which depend on the achievement of specific Company targets. Payments related to performance categories that are tied to the achievement of specific targets are capped once the highest level is achieved. The Board can, in its discretion, reduce or increase the payout amounts for performance categories after taking into account special or unusual factors that may have contributed to the achievement of target performance measures such as acquisitions, commodity prices or other factors considered appropriate by the Board.

Award Achievement Levels

Award Achievement Levels for the Plan will be:

●	Threshold	Level at which Minimum Award payout occurs

●	Target	Level at which the participant receives the Target Award percentage.

●	Outstanding	Level at which the participant receives 200% of the Target Award.

Completion percentages between Threshold, Target and Outstanding will be determined by linear interpolation.

Targets maybe adjusted for material changes made during the year to the business plan or scope thereof, including changes to the capital expenditure budget.

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Carbon Natural Gas Company

2015 Annual Incentive Plan

Performance Levels

Performance levels will be set for each Measure. Performance results below the Threshold in any one Measure will equate to a zero completion percentage for that Measure.

A minimum 30% overall completion achievement is required for the total Plan in order for any Incentive Award payments to be made under the Plan.

Completion Calculation

Completion percentages for each individual Measure will be equal to the calculated completion percentage of the Measure times the weighting for that Measure. The overall completion percentage for the Plan for Financial and Operating Measures will be the sum of the weighted completion percentages for each individual Measure.

The Board will determine the Discretionary Award which may range from 0% to 200% achievement and which will account for 70% of the overall Incentive Award.

Participants

The CEO shall determine which employees are to be participants in the Plan. If a participant’s employment with the Company terminates for any reason prior to payment, the bonus award (if any) will be paid at the discretion of the Board of Directors.

The Target Award percentages for the CEO and other officers of the Company (Exhibit A) are established by the Board of Directors. The CEO is authorized to establish and adjust at his discretion the Target Award percentages for non-officer Plan participants and the allocation of incentive awards to the Pool Participants. All Awards to officers under the Plan are subject to approval of the Board.

Incentive Awards will be calculated based upon the participant’s average base salary during the Plan year or earned salary during the Plan year if the participant was a new hire during the year, took a leave of absence, or was absent due to a worker’s compensation issue.

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Carbon Natural Gas Company

2015 Annual Incentive Plan

Performance Measure	Lease Operating Expenses $ / unit of Net Production

Objective	Lease Operating Expenses of $.87 per unit of net production equivalent.

For purposes of the Plan, net equivalent production shall be measured by calculating the natural gas equivalent value as determined by the ratio of one barrel of oil equal to 15 mcf of natural gas.

Definition	Actual cash Lease Operating Expenses.

Award Levels	● Threshold $1.10 per Unit

● Target $ .87 per Unit

● Outstanding $ .74 per Unit

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Carbon Natural Gas Company

2015 Annual Incentive Plan

Performance Measure	General & Administrative Expenses

Objective	General & Administrative Expenses of $5,400,000

Definition	Actual cash General and Administrative expenses.

Award Levels	• Threshold $5,700,000

• Target $5,400,000

• Outstanding $5,100,000

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Carbon Natural Gas Company

2015 Annual Incentive Plan

Performance Measure	Debt / EBITDA Ratio

Objective	Debt to EBITDA Ratio of 1.6

Definition	Debt/Annual EBITDA.

Debt shall be defined as bank debt. The Board of Directors may consider adjusting bank debt to include changes in working capital if such adjustments have a material effect on the ratio.

EBITDA shall exclude non-cash stock based compensation expense and shall be adjusted to exclude the current period effects to EBITDA related to the mark to market valuation for derivative contracts for periods subsequent to 2015 and will include cash settlements related to current period derivative contracts.

Award Levels	• Threshold 2.2

• Target 1.6

• Outstanding 0.9

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Carbon Natural Gas Company

2015 Annual Incentive Plan

Exhibit A

Target Bonus Award Levels		%

Patrick M. McDonald	Chief Executive Officer	100
Kevin D. Struzeski	Chief Financial Officer	65
Mark D. Pierce	President	65

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